Exhibit 2.0

STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this “Agreement”) is entered into effective as of July 31, 2006, by and among Avatar Systems, Inc., a Texas corporation (“Purchaser”), Mr. Jean Junker, an individual resident of the State of Texas (“Junker”), and Mrs. Ann Hankins, an individual resident of the State of Texas (“Hankins,” and together with Junker, each individually, a “Seller” and collectively, the “Sellers”).

RECITALS

          A.          The Sellers own one hundred percent (100%) of the issued and outstanding shares of capital stock (collectively, the “Stock”) of Questa Software Systems, Inc., a Texas corporation (the “Company”), which consists solely of 16,000 shares of the Company’s common stock, par value $1.00 per share (“Questa Common Stock”).  The Company has authorized for issuance 100,000 shares of Questa Common Stock.

          B.          The Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the Stock on the basis, terms and conditions set forth more fully herein.

          C.          Based on the recitals set forth above and the promises contained herein, the parties hereto agree as follows:

ARTICLE 1
Purchase and Sale of the Stock

          1.1         Purchase and Sale of the Stock.  Upon the terms and subject to the conditions contained herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as defined herein) the Sellers shall sell, convey, transfer, assign and deliver the Stock to Purchaser, as follows:

Junker	9,600 shares of Questa Common Stock
Hankins	6,400 shares of Questa Common Stock.

          When purchased and sold hereunder, the Stock shall be free and clear of any liens, claims or encumbrances of any nature whatsoever.

          1.2         Purchase Price.  At the Closing (as defined herein) the purchase price to be paid by Purchaser to Sellers for the Stock shall be $2,200,000 which shall be distributed to the Sellers in accordance with the provisions set forth in this Section 1.2 , and as such purchase price may be adjusted to accommodate for any Adjustment Amount (as defined herein) in accordance with Section 1.4 of this Agreement or to accommodate for the adjustment referred to in Section 1.2(d) of this Agreement (the “Purchase Price”).

          (a)          Except as provided for in Section 1.2(d) below, a portion of the Purchase Price shall be paid by the delivery by Purchaser at Closing of immediately available funds (in either cash, by wire transfer or cashier’s check) to the Sellers in the following amounts:

Junker	$1,080,000
Hankins	$640,000.

          (b)          A portion of the Purchase Price shall be paid by the delivery by Purchaser at Closing of (i) Purchaser’s promissory note to Junker in the aggregate principal amount of $120,000, in substantially the form set forth on Schedule 1.2(b) (the “Junker Promissory Note”) and (ii) Purchaser’s promissory note to Hankins in the aggregate principal amount of $160,000, in substantially the form set forth as Schedule 1.2(b) (the “Hankins Promissory Note,” and together with the Junker Promissory Note, referred to herein as the “Notes”).

          (c)          A  portion of the Purchase Price shall be paid by the delivery by Purchaser at Closing to the Sellers of unregistered shares of Avatar Systems, Inc. common stock, par value $0.001 per share (the “Avatar Common Stock”) in the following amounts:

Junker	120,000 shares of Avatar Common Stock (with an agreed upon value of $1.00 per share)
Hankins	80,000 shares of Avatar Common Stock (with an agreed upon value of $1.00 per share)

          (d)          Junker hereby agrees that $97,800 of the portion of the Purchase Price paid to Junker by Purchaser in cash, as provided in Section 1.2(a) of this Agreement, shall be withheld and not delivered at Closing by Purchaser (the “Junker Holdback Amount”), until that date which is 180 days after the Closing Date.   Hankins hereby agrees that $65,200 of the portion of the Purchase Price paid to Hankins by Purchaser in cash, as provided in Section 1.2(a) of this Agreement, shall be withheld and not delivered at Closing by Purchaser (the “Hankins Holdback Amount,” and, together with the Junker Holdback Amount, together referred to herein as the “Holdback Amounts”), until that date which is 180 days after the Closing Date; provided however, that on the date that is 15 days after the Closing Date, up to $88,000 of the Holdback Amounts may be released to Sellers if the account receivable outstanding as of the date hereof from TexCal (the “TexCal Receivable”) has been satisfied as of such 15th day after Closing.  In the event that (i) the TexCal Receivable has not been paid in full as of the date that is 15 days after the Closing, (ii) has been partially paid with future promised payments, or (iii) has been partially paid in full satisfaction of the outstanding indebtedness, the Purchase Price shall immediately then be adjusted downward by an amount equal to $88,000 less the amount partially paid by the debtor (which in no event shall result in an upward adjustment of the Purchase Price); and Purchaser shall have no further obligation to retain or return such portion of the Holdback Amounts to the Sellers.  If, in accordance with the previous sentence, the Purchase Price is reduced by an amount less than $88,000, then, on the 15th day after Closing, Purchaser shall release to the Sellers pro-rata, the difference between $88,000 and the Purchase Price reduction amount.  In any event, if the TexCal Receivable is not fully satisfied as of the close of business on the 15th day after Closing, Purchaser shall assign the TexCal Receivable to the Sellers so that the Sellers may seek its collection.

The Sellers hereby agree that all of the funds included in the Holdback Amounts may be used by Purchaser to satisfy any remedies of Purchaser resulting from any breach of any provision of this Agreement or any indemnities of Purchaser provided for in this Agreement or to provide for any adjustments to the Purchase Price as provided in Section 1.4 of this Agreement.  The parties to this Agreement hereby acknowledge that the Holdback Amounts do not represent a limit on either (i) Purchaser’s remedies with respect to or in connection with any breach or provision of this Agreement or (ii) Purchaser’s indemnification protections set forth in this Agreement.  The Holdback Amounts, or any remaining portions thereof, shall be released to the Sellers on that date which is 180 days after the Closing Date.

          1.3          Closing.  The purchase of the Stock shall be consummated at a closing (the “Closing”) to take place at the offices of Bullock, Scott, Neisig, Morgan, Leeton & Strauss, P.C., 500 West Texas, Suite 700, Midland, Texas 79701-4270 at 2:00 p.m., on August 2, 2006, or such other time and place as agreed to by the parties hereto (the “Closing Date”).

          1.4          Post-Closing Adjustment.

          (a)          The “Adjustment Amount” (which may be a positive or negative number) will be calculated in accordance with the provisions of this Section 1.4 and shall equal the difference between (i) the Working Capital of the Company as of the Closing Date less (ii) $210,000.  Subject to the provisions of this Section 1.4, if the Adjustment Amount is positive, then the Purchase Price shall be increased commensurately.  If the Adjustment Amount is negative, then the Purchase Price shall be reduced commensurately.  For purposes of this Agreement, “Working Capital” shall mean, with respect to the Company, the sum of the following items: (i) cash on hand, (ii) inventory, (iii) prepaid expenses, and (iv) all accounts receivables (regardless of the likelihood of collectibility)  LESS the sum of the following items: (v) accounts payable, (w) accrued but unpaid taxes payable (including Federal Income Taxes payable), (x) accrued but unpaid benefits payable, (y) accrued but unpaid dependent medical and dependent dental benefits payable, and (z) short term notes payable (excluding specifically any indebtedness to Wells Fargo for promissory notes other than the server note which has a current approximate balance of $7,500.00 as of the date hereof, and which Purchaser shall have no obligation to satisfy any amounts due under the server note in excess of $7,500.00).  Items (v) though (z) of this Section 1.4(a) shall have the meanings ascribed to such terms in the Financial Statements (as defined below).

          (b)          The Sellers shall, in good faith, prepare and deliver to Purchaser at least three (3) business days prior to Closing an estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital Closing Statement”), which will be used in determining the Adjustment Amount at Closing (the “Preliminary Adjustment Amount”), and therefore, the Purchase Price payable by Purchaser to the Sellers at Closing pursuant to Section 1.2(a) above.

          (c)          Within ten (10) days of the Closing Date, the Sellers will deliver to Purchaser a final balance sheet as of the Closing Date, which will have been reviewed by Purchaser (the “Closing Balance Sheet”).  Subject to Section 1.4(d), if there is a difference (positive or negative) of more than $5,000 between (x) the Preliminary Adjustment Amount and (y) the Adjustment Amount calculated on the basis of the Closing Balance Sheet (the “Final Adjustment Amount”), the Purchase Price shall be adjusted such that, if the Final Adjustment Amount minus the Preliminary Adjustment Amount is positive, then Purchaser will promptly pay the full amount of such difference to the Sellers, and if the Final Adjustment Amount minus the Preliminary Adjustment Amount is negative, then the Sellers will promptly pay the full amount of such difference to Purchaser or Purchaser may deduct such amount pro-rata from the Holdback Amounts or may offset such amount pro-rata against the principal amounts due under the Notes.

          (d)          If within five (5) days following delivery of the Closing Balance Sheet, either Purchaser or the Sellers gives notice of its objection to the calculation of Working Capital as set forth in the Closing Balance Sheet, then Purchaser’s accounting firm and the accountants of the Sellers, shall, in good faith, work together to resolve any disputed issues.  If the disputed issues remain unresolved after five (5) business days, then the issues in dispute will be submitted for resolution to a public accounting firm of national reputation mutually agreed upon by the Sellers and Purchaser (the “Accountants”); provided however, that such accounting firm may not be the accounting firms of either the Sellers or Purchaser.  If the issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Purchaser and the Sellers will each bear 50% of the fees of the Accountants for such determination.  The Adjustment Amount determined in accordance with this Section 1.4(d) is referred to herein as the “Settled Adjustment Amount.”

          (e)          On the fifth (5th) business day following the determination of the Settled Adjustment Amount in accordance with Section 1.4(d), if it is finally determined that the Settled Adjustment Amount minus the Preliminary Adjustment Amount is positive, then Purchaser will promptly pay the full amount of such difference to the Sellers, and if the Settled Adjustment Amount minus the Preliminary Adjustment Amount is negative, then the Sellers will promptly pay the full amount of such difference to Purchaser or Purchaser may deduct such amount from the Holdback Amount or may offset such amount against the principal amounts due under the Notes.

ARTICLE 2
Representations and Warranties of Sellers

          Except as disclosed on the Schedules of Exceptions to this Agreement (each of which corresponds to the appropriate numbered paragraph of this Agreement to which each such disclosure relates), the Sellers, jointly and severally, represent and warrant to Purchaser as of the date of execution of this Agreement, and as of the date of Closing, the matters set forth below.

          2.1          Power and Authority.

          (a)          The Company has all requisite corporate power and authority to (i) execute and deliver this Agreement and (ii) carry out and perform the provisions of this Agreement.

          (b)          Each of the Sellers has full power, right and authority to enter into and perform his or her respective obligations under this Agreement, their respective Notes, their respective Technology Assignment Agreement (as defined herein), the Non Solicitation and Non Compete Agreement (as defined herein) and the Stock Buyback Agreement (as defined herein) (the Agreement, the Notes, the Technology Assignment Agreements, the Non Solicitation and Non Compete Agreement and the Stock Buyback Agreement shall be collectively referred to herein as the “Transaction Documents”).  The Transaction Documents have been duly authorized, executed and delivered by each of the Sellers and constitute the valid and binding obligation of each of the Sellers and is enforceable against each in accordance with their terms, except as the same may be limited by equitable principles and by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

          2.2          Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of property or the conduct of its business requires such qualification.  The copies of  the Company’s Articles of Incorporation and Bylaws, as amended to date, which have been delivered to Purchaser are complete and correct and in full force and effect at the date of this Agreement.

          2.3          Subsidiaries.   The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

          2.4          No Conflicts.  Neither the execution, delivery or performance of the provisions of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will (a) result in any violation of the terms of, (b) contravene or conflict with, (c) accelerate the performance of the obligations required under, (d) constitute a default under, (e) give any right of termination or cancellation under, or (f) give any third party any right to make any change in any of the liabilities or obligations under,  the Company’s Articles of Incorporation or Bylaws, as amended to date, or any agreement, contract, note, bond, debenture, indenture, mortgage, deed of trust, lease, license, judgment, decree, order, law, rule or regulation or other restriction applicable to the Company, to which the Company  or any Seller is a party or by which the Company or any Seller or its property or assets are bound or affected.  Neither the execution, delivery and performance of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will result in the creation of any lien upon any of the properties or assets of the Company or any Seller.

          2.5          Capitalization.  The authorized capital stock of the Company, the issued and outstanding shares of such capital stock, and the identity of all applicable shareholders are as set forth on Schedule  2.5.  There are no outstanding rights, options, warrants, anti-dilution protective provisions, conversion rights or agreements for the issuance, purchase or acquisition from the Company of any shares of its capital stock.  Neither the Company nor any of the Sellers is or will be a party or subject to any agreement or understanding which affects or relates to the issuance, acquisition, voting or giving of written consents with respect to any securities of the Company.  The Company is presently not under any obligation and has not granted any rights to register under the Securities Act of 1933, as amended (the “Securities Act”) any of its presently outstanding securities or any of its securities that may hereafter be issued by the Company.

Neither the Company nor the Sellers is a party to any shareholders agreements, pooling agreements, voting agreements or other similar agreements with respect to the ownership or voting of any of the securities of the Company.  All of the outstanding securities of the Company have been validly issued, and are fully paid and nonassessable and free of any preemptive rights and, to the Seller’s knowledge, were issued in compliance with the rules and regulations of the Securities Act and all applicable state securities laws.

          2.6          Ownership and Transfer by Sellers.  All of the outstanding shares of Stock are owned by the Sellers, with Junker owning 9,600 of such shares and Hankins owning 6,400 of such shares.  Sellers have good, valid and indefeasible title to the Stock, free and clear of any liens, claims or encumbrances.  Consummation of the transactions contemplated hereby will transfer to Purchaser good, valid and indefeasible title to the Stock, free and clear of any liens, claims or encumbrances.  Neither the Company nor any Seller is a party to any contract, agreement or understanding relating to the issuance, sale, redemption, repurchase or other transfer, or voting, of any shares of the Stock, or any other equity security of the Company.

          2.7          Consents.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company or any Seller is required in connection with the valid execution, delivery and performance of this Agreement, or the offer or sale of the Stock, except, if required, filings or qualifications under applicable securities laws.

          2.8          Financial Statements.  Attached hereto as Schedule 2.8 is, to the Seller’s knowledge, a true and complete copy of the Company’s financial statements (including a balance sheet and an income statement) for the fiscal years ended on the final day of February 2004, 2005 and 2006 and for the three months ended June 30, 2006 (the “Financial Statements”).  The Financial Statements (including any related notes and schedules) fairly present the financial position of the Company as of June 30, 2006, have been prepared consistent with past practices, on the accounting basis used for income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.  None of the Financial Statements contained, as of its date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.9          Ownership of Assets; No Undisclosed Liabilities.  The Company owns its property and assets free and clear of all mortgages, liens, claims, and encumbrances other than (i) for liens for current taxes not yet delinquent, (ii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iii) for liens in respect of pledges or deposits under workers’ compensation laws or similar legislation or (iv) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property.  With respect to the property and assets it leases, the Company is in compliance with such leases and, holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i)-(iv) above.

          2.10          Changes.  Since June 30, 2006, there has not been:

          (a)          any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not resulted and will not result in, in the aggregate, a material adverse effect on the Company’s condition (financial or otherwise), affairs, assets, properties, prospects or business as presently conducted;

          (b)          any damage, destruction or loss, whether or not covered by insurance;

          (c)          any waiver by the Company of a valuable right or of a debt owed to it;

          (d)          any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the Company’s condition (financial or otherwise), affairs, assets, properties, prospects or business as presently conducted;

          (e)          any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

          (f)          any change in any compensation arrangement or agreement with any employee;

          (g)          any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

          (h)          any resignation or termination of employment of any officer of the Company (other than Junker and Hankins); and the Company, to the Seller’s knowledge, does not know of the impending resignation or termination of employment of any such officer;

          (i)          receipt of notice that there has been a loss of, or order cancellation by, any customer of the Company;

          (j)          any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          (k)          any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (l)          any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

          (m)          to the Seller’s knowledge, any other event or condition of any character that would have a material adverse effect on the Company’s condition (financial or otherwise), affairs, assets, properties, prospects or business as presently conducted; or

          (n)          any agreement or commitment by the Company to do any of the things described in this Section 2.10.

          2.11       Agreements.

          (a)          There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or affiliates, and there are no obligations of the Company to officers, directors, shareholders, or employees of  the Company, or any agreements, understandings or proposed transactions that are not on an arm’s length basis, other than (i) for payment of compensation for services previously rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees.

          (b)         There are no agreements, understandings, instruments, contracts, proposed transactions, adverse judgments, orders, writs or decrees to which the Company is a party or by which any of them are bound, which extend beyond the Closing Date, and which may involve (i) any individual obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000 annually, or (ii) provisions restricting the services of the Company.

          (c)         Since June 30, 2006, the Company has not (i) incurred any indebtedness for borrowed money or any other liabilities (other than with respect to indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements) individually, or in the aggregate, in excess of $5,000, (ii) made any loans or advances to any person, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

          2.12       Litigation.  There is no action, suit, proceeding or investigation pending or, to the knowledge of either Seller, currently threatened against the Company, nor is either Seller aware that there is any basis for the foregoing.  The Company is not a party or subject to the provisions of any adverse order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company currently pending or which the Company or the Sellers intend to initiate.

          2.13      Compliance with Laws; Permits.  The Company is not in violation of any applicable statute, rule, regulation, order, judgment, writ, decree or restriction in respect of the conduct of its business or the ownership of its properties.  The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of their businesses as now being conducted, the failure to so have would not result in a material adverse effect on the Company’s condition (financial or otherwise), affairs, assets, properties, prospects or business as presently conducted.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

          2.14      Broker or Finders Fees.  There are no claims (or the basis for any claims) against either Seller for brokerage commissions, finders fees or like payments in connection with this Agreement or the transactions contemplated hereby.

          2.15      Tax Matters.  The Company has filed all tax returns and reports as required by law.  To the Seller’s knowledge, these returns and reports are true and correct in all respects.  The Company has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions.  The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof.  The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the Company’s condition (financial or otherwise), affairs, assets, properties, prospects or business as presently conducted.

          2.16      Environmental Matters.  The Company is in material compliance with all applicable environmental laws, and the Company has not received any communication (written or oral), from any person that alleges that  any of them is not in compliance with any applicable environmental laws.  There are no environmental claims pending or (to the knowledge of Sellers) overtly threatened against the Company.

          2.17      Real Property.   Except as described in Schedule 2.17,  the Company has no right, title or interest in any real property.  Any lease held by the Company with respect to real property or office space is in full force and effect; all lease payments due to date on each such lease have been paid, and there exists no event of default under any such lease.

          2.18      Accounts Receivable.  The accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of the Company as of June 30, 2006 as being due to the Company will be good and collectible (at a collection rate no lower than 80%) in the ordinary course of business and in any event not later than 180 days after the Closing Date; and none of such accounts receivable or other debts is subject to any counterclaim or set-off.  There has been no material adverse change since June 30, 2006 in the amount of accounts receivable or other debts due the Company, or the allowances with respect thereto, or accounts payable of the Company, from that reflected in the most recent Financial Statements.

          2.19      No Undisclosed Employee Benefit Plan Liabilities.  To the Seller’s knowledge, all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended  (“ERISA”), maintained or contributed to by the Company are in compliance with all applicable provisions of ERISA and the Code and the Company has no delinquent liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise.

          2.20      Bank Accounts.  Schedule 2.20  contains a true and complete list of each bank in which the Company has an account or safe deposit box, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto.

          2.21      Labor Matters.   The Company has no more than an aggregate of 60 employees, none of whom are on long-term leave or long-term disability and the Company is not liable to pay any amounts to employees solely arising upon a change of control of the Company.  The Company is not a party to any written employment agreements, and every employment arrangement with the Company can be immediately and lawfully terminated “at will” by the Company, without breach of any common law, municipal, state or federal law.  The Company has no labor unions or collective bargaining agreements with its employees.  There is no strike, picketing, boycott, work stoppage or slowdown or other labor dispute or any union organizational activity or any complaint of, or any allegation, charge or reasonable basis for any allegation or charge of, unfair labor practice, employment, discrimination or other matters relating to the employment of labor.  The Sellers have no knowledge of any key employee or group of employees that has any plans to terminate employment with the Company.  The Company has materially complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of taxes.  There are no administrative charges or court complaints pending or, to the Seller’s knowledge, threatened against the Company that would have a material adverse effect on the business, assets, liabilities, financial condition, operations or prospects of the Company before any state or federal court, agency or commission concerning alleged employment discrimination or any other matters relating to the employment of labor.

          2.22      Customers and Suppliers.  No customer or supplier has indicated to the Sellers an intention to terminate its business relationship with the Company, or to limit its business relationship with the Company in any respect.

          2.23      Intellectual Property.  The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes (collectively, “Intellectual Property”) necessary for its business as now conducted; and, to the knowledge of the Sellers, the Company’s ownership of its Intellectual Property does not infringement on the rights of others.  The Schedule of Exceptions contains a complete list of the Company’s patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications.  There are no outstanding options, licenses, or agreements of any kind relating to the Company’s Intellectual Property with the exception of agreements for the sale or license of the Company’s products or services in the ordinary course of business, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity, with the exception of shrink-wrap, click-wrap or similar widely-available commercial end-user licenses.  The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the Intellectual Property of any other person or entity.  The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted.  Neither the execution, performance nor delivery of this Agreement, the Notes, the Technology Assignment Agreements, the Stock Buyback Agreement and the Non Solicitation and Non Compete Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business currently or as proposed, will, to the Seller’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  It is not or will not be necessary for the Company to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.  The Company is not aware of any violation or infringement by a third party of any of the Company’s Intellectual Property.

          2.24      Proprietary Information and Invention Assignment Agreements.  Each of the Sellers and certain of the Company’s current and former employees and officers of the Company have executed proprietary information and inventions assignment agreement, or a similar agreements, in the form previously provided to counsel to Purchaser.  Junker and Hankins have each entered into their respective Technology Assignment Agreements.  The Company is not aware that either of the Sellers or any of the Company’s employees are in violation of such agreements.

          2.25      Minute Books.  The copy of the Company’s minute books provided to counsel for Purchaser contains minutes of certain (but not all) meetings of directors and shareholders and certain (but not all) actions by written consent without a meeting by the directors and shareholders and, to the knowledge of the Sellers, accurately reflects the actions by the directors and stockholders with respect to solely those transactions referred to in such minutes.

          2.26      No Misrepresentation.  None of the representations and warranties of the Sellers set forth in this Agreement, or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Purchaser as contemplated by any provision hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 3
Representations and Warranties of Purchaser

          The Purchaser represents and warrant to the Sellers as of the date hereof as follows:

          3.1        Suitability.  Purchaser is purchasing the Stock for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such Stock or any part thereof except pursuant to a registration or an available exemption under applicable securities law.  Purchaser acknowledges that the Stock has not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and that the Stock cannot be disposed of unless it is subsequently registered under such laws or an exemption from such registration is available.

          3.2        Purchaser Authority.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  Purchaser has all requisite corporate power to enter into this Agreement, to perform its obligations under this Agreement and to purchase the Stock.  This Agreement constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms, except as the same may be limited by equitable principles and by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

          3.3        No Conflicts.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will (a) result in any violation of the terms of, (b) contravene or conflict with, (c) accelerate the performance of the obligations required under, (d) constitute a default under, (e) give any right of termination or cancellation under or (f) give any right to make any change in any of the liabilities or obligations under, Purchaser’s Certificate of Incorporation or Bylaws, or any agreement,  contract, note, bond, debenture, indenture, mortgage, deed of trust, lease, license, judgment, decree, order, law, rule or regulation or other restriction applicable to Purchaser, or to which Purchaser is a party or by which Purchaser or their respective property or assets are bound or affected.

          3.4        Broker or Finders Fees.  There are no claims (or the basis for any claims) against Purchaser for brokerage commissions, finders fees or like payments in connection with this Agreement or the transactions contemplated hereby.

          3.5        Consents.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution, delivery and performance of this Agreement, or the purchase of the Stock.

          3.6        Full Disclosure.  Neither this Agreement, nor any instrument, document, certificate, schedule, or statement delivered herewith or heretofore contains any untrue statement made by Purchaser of a fact or omits to state any fact necessary to keep such statements from being misleading.

          3.7        No Oral Representations.  Purchaser acknowledges that it has been given a reasonable opportunity to fully examine all of the books, records, properties, and assets of the Company, and that it enters into this transaction on the basis of its independent review of same and its business judgment, and the representations and warranties of the Sellers set forth herein, and not based on any unwritten representations or promises of any kind.

          3.8        Purchaser’s Financial Statements. The financial statements of Purchaser provided to the Sellers fairly represent the financial condition and results of Purchaser’s operations as of the dates and periods indicated, in accordance with generally accepted accounting principles, and there has been no material change to such financial statements (outside of the ordinary course of business) since the most recent balance sheet date.

ARTICLE 4
Conditions to Purchaser’s Obligation to Close

          Purchaser’s obligation to consummate the transactions contemplated under this Agreement and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          4.1        Accuracy of Representations.  All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date (and will be deemed to be made again as of the Closing Date).

          4.2        Sellers’ Performance.  All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          4.3        Deliveries.  Each of the following documents must have been delivered to Purchaser:

          (a)          certificates of existence and certificates of good standing of the Company as of a date no greater than ten (10) business days prior to the Closing, from the Secretary of State of Texas and Texas Comptroller of Public Accounts, respectively, and certificates of authority and certificates of good standing of  the Company as of a date no greater than ten (10) business days prior to the Closing from the Secretary of State of each other state in which the Company is qualified to do business;

          (b)          such keys, lock and safe combinations and other similar items as Purchaser shall require to obtain full occupation and control of the Company;

          (c)          stock certificates representing the Stock, accompanied by stock powers endorsed by the Sellers for transfer to Purchaser;

          (d)          a “Legal Opinion,” addressed to Purchaser, from legal counsel for the Company, in substantially the form attached hereto on Schedule 4.3(d);

          (e)          the resignations as officers and/or directors of the Company of Junker and Hankins;

          (f)          that certain “Non Solicitation and Non Compete Agreement,” in substantially the form attached hereto on Schedule 4.3(f), by and among Purchaser and each of the Sellers, which shall provide, among other things, that for a period of eight (8) years, each of the Sellers shall refrain from (i) soliciting the employees of the Company or Purchaser for employment and (ii) competing with the business of the Company and Purchaser;

          (g)          certified copies of resolutions of the Board of Directors of the Company, approving the Transaction Documents and the transactions contemplated therein; and

          (h)          such other documents as Purchaser may reasonably request.

          4.4          No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against Purchaser, the Company or either of the Sellers, any lawsuit or other proceeding seeking damages or other relief in connection with any of the transactions contemplated by this Agreement, or that may have the effect of preventing, delaying, or otherwise interfering with any of the transactions contemplated by this Agreement.  Since the date of this Agreement, there must not have been made or threatened any claim asserting that someone other than the Sellers is the holder or the beneficial owner of any of the Stock or is entitled to all or any portion of the Purchase Price.

          4.5          No Material Adverse Change.  There shall not have been any material adverse change in  the Company’s working capital, overall financial condition or prospects, assets, liabilities, legal circumstances, business, or operations of the Company from that reflected in the Financial Statements.

          4.6          Due Diligence.  Purchaser (in its sole and absolute discretion) shall be satisfied with its investigation of the Company’s financial condition and prospects, assets, liabilities, legal circumstances, business and operations.

          4.7          Consents.  Purchaser shall have received all third party and governmental consents and approvals required by Purchaser, the Company and each of the Sellers in connection with the consummation of the transactions contemplated by this Agreement.

          4.8          Taxes.  All federal and state tax obligations of  the Company due and payable as of the Closing Date shall have been paid, or proper and adequate provision therefor shall have been made by the Company.  It is expressly understood and agreed that (i) ad valorem taxes for 2005 with respect to the real property described in Section 2.17 hereof and Schedule 2.17 hereto may not have been paid by Sellers or the Company prior to Closing, (ii) business personal property taxes for 2005 for the business personal property of the Company may not have been paid prior to Closing; and (iii) any other taxes, fees, impositions, or assessments of the Company which are not due at the time of Closing may not have been paid prior to Closing, although proper and adequate provision for all taxes described in clauses (i), (ii) and (iii) shall have been made by the Company prior to Closing.

          4.9          Junker Technology Assignment Agreement.  The existing employment agreement, if any, between the Company and Junker shall have been terminated in writing at no cost to the Company, and Purchaser and Junker shall have entered into a technology assignment agreement (the “Junker Technology Assignment Agreement”).

          4.10         Hankins Technology Assignment Agreement.  The existing employment agreement, if any, between the Company and Hankins shall have been terminated in writing at no cost to the Company, and Purchaser and Hankins shall have entered into a technology assignment agreement (the “Hankins Technology Assignment Agreement,” and together with the Junker Technology Assignment Agreement, the “Technology Assignment Agreements”).

          4.11           Financial Condition.  Other than as set forth on Schedule 4.11, attached hereto,  and as otherwise set forth or described in the Financial Statements, the Company shall not have any outstanding long-term indebtedness as of the Closing Date in excess of $5,000.

          4.12           Termination of Shareholder Agreement.  Any agreement between Sellers with regard to the equity securities of the Company (whether a voting agreement, stock transfer restriction agreement, or any similar agreement) shall have been terminated in writing by the Sellers, in form satisfactory to Purchaser.

          4.13           Notices.  Purchaser shall have received and inspected all notices that the Company or either of the Sellers are contractually required to obtain in connection with the consummation of the transactions contemplated by this Agreement.

          4.14           Customer Satisfaction Survey.  Purchaser shall have conducted and completed (including the inspection of results thereof), with the assistance of the Sellers or an independent third party to be selected and paid by Purchaser, a customer satisfaction survey of the Company’s clients as of the date of this Agreement.

          4.15           Necessary Corporate Action.  Purchaser shall have received and inspected confirmation that all necessary corporate action on the part of the Company and each of the Sellers has been fully completed; including, but not limited to, the inspection of all consents or actions of the Board of Directors and shareholders of the Company relating to the transactions contemplated by the Transaction Documents.

ARTICLE 5
Conditions to Sellers’ Obligation to Close

          The Sellers’ obligation to consummate the transactions contemplated under this Agreement and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          5.1          Accuracy of Representations.  All of Purchaser’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date, (and will be deemed to be made again as of the Closing Date).

          5.2          Purchaser’s Performance.  All of the covenants and obligations that Purchaser is  required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          5.3          Deliveries.  Purchaser must have caused the following to be delivered to Seller(s) at the Closing:

          (a)           the cash portion of the Purchase Price (less the Holdback Amounts) in immediately available funds to be paid in accordance to the provisions set forth in Section 1.2(a) of this Agreement;

          (b)           an executed original of the Junker Promissory Note (to Junker);

          (c)           an executed original of the Hankins Promissory Note (to Hankins);

          (d)           120,000 shares of Avatar Common Stock to Junker;

          (e)           80,000 shares of Avatar Common Stock to Hankins;

          (f)           certified copies of resolutions of the Board of Directors of Purchaser, approving the transactions set forth in this Agreement;

          (g)          that certain “Stock Buyback Agreement,” in substantially the form attached hereto on Schedule 5.3(g), by and among Purchaser and each of the Sellers, which shall provide that Purchaser shall agree to purchase (but Seller shall have no obligated to sell), on the fifth anniversary of the Closing Date, from each of the Sellers, up to that number of shares of Avatar Common Stock that such Seller received from Purchaser as a portion of the Purchase Price at the Closing, at a per share purchase price of $1.00; and

          (h)          such other documents as Sellers may reasonably request.

          5.4          No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against Purchaser any lawsuit or other proceeding seeking damages or other relief in connection with any of the transactions contemplated by this Agreement.

          5.5          Necessary Corporate Action.  The Sellers shall have received and inspected confirmation that all necessary corporate action on the part of Purchaser has been fully completed; including, but not limited to, the inspection of all consents or actions of the Board of Directors of Purchaser relating to the transactions contemplated by the Transaction Documents.

          5.6          Financial Condition of Purchaser.  The Sellers shall be reasonably satisfied with respect to the financial condition of Purchaser and Purchaser’s ability to fully perform under the terms and provisions of the Notes, and the value of the Avatar Common Stock to be delivered to the Sellers at the time of Closing.

ARTICLE 6
Covenants

          6.1          Consultation Services.  For a period beginning on the Closing Date and ending on the first anniversary of the Closing Date, each of the Sellers hereby agree to provide to Purchaser, on an as needed basis, consulting, administrative and advisory services, at no charge to Purchaser, regarding Company matters, administrative issues and the Company’s products and services (the “Consultation Services”); provided however, that the Sellers shall have no obligation to provide greater than ten (10) non-cumulative hours per month per Seller of Consultation Services.  The Sellers shall respond to Purchaser’s request to provide Consultation Services within a commercially reasonable period of time after so requested by Purchaser, and in any event within at least five (5) business days of such request.  Purchaser hereby agrees to reimburse the Sellers for any out of pocket expenses incurred by the Sellers while providing the Consultation Services, provided however, that such expenses are pre-approved in writing by Purchaser.

          6.2          Contract Services Agreement.  Purchaser and the Sellers may, but shall not be obligated to, enter into a contract services agreement, on terms and conditions mutually agreed upon by each of such parties, in order to provide contract services to Purchaser.

          6.3         Registration of Avatar Common Stock.  After, and only if, the Closing has been consummated, if and when Purchaser registers shares of its common stock with the Securities and Exchange Commission (the “SEC”) on an applicable registration statement, Purchaser shall include in such registration, the 200,000 shares of Avatar Common Stock that the Sellers received from Purchaser as a portion of the Purchase Price as provided in Section 1.2(c) of this Agreement; provided however, that such registration of the Seller’s shares of Avatar Common Stock would not result in any violation of any federal or SEC regulations.  The Sellers acknowledge that Purchaser shall have no obligation to register the Sellers’ shares of Avatar Common Stock until such time that Purchaser, in its sole discretion, registers its currently issued and outstanding shares of its unregistered common stock with the SEC.  All of Sellers’ shares of Avatar Common Stock, including those shares delivered to the Seller upon conversion of the Notes, shall be subject to no greater restrictions on transfer or alienability than the minimum restriction required under the rules and regulations of the SEC, and all of such shares shall be of the same class as the most favored shares of the Chief Executive Officer of Purchaser.

          6.4         Employee Benefits.      After, and only if, the Closing has been consummated,  Purchaser will offer to the current employees of the Company, employee benefits that are similar to those employee benefits that are currently offered to Purchaser’s non-executive employees; provided however, that such offer of employment benefits is not prohibited by applicable law.  Sellers and the Company hereby acknowledge that Purchaser, in Purchaser’s sole discretion,  shall be entitled to and may, terminate certain employees of the Company, after the date of Closing.

          6.5         Stock Options.              After, and only if, the Closing has been consummated, Purchaser will offer to certain of the current employees of the Company stock options under Purchaser’s Employee Stock Option Plan, in the amounts and at the exercise prices determined by the Board of Directors of Purchaser.

          6.6         Closing Date Payment of Liabilities.  At Closing, Purchaser hereby agrees to satisfy those certain liabilities of the Company (“Closing Payment Liabilities”) set forth on Schedule 6.6, attached hereto; which such Closing Payment Liabilities shall not exceed, in the aggregate, $150,000.  If such Closing Payment Liabilities exceed $150,000 in the aggregate, then Purchaser shall have no obligation to assume or satisfy such excess amount, and Purchaser shall not be in breach of this Agreement and it shall not be a condition to Seller’s obligation to Close that Purchaser assume and satisfy any Closing Payment Liabilities in excess of $150,000.  Purchaser shall assume, for post-Closing payment, the Company’s ordinary course liabilities set forth in the Financial Statements and in Schedule 4.11 of the Schedule of Exceptions.  Purchaser specifically disclaims and shall not assume any ordinary course liabilities not set forth on Schedule 4.11 or in the Financial Statements.

ARTICLE 7
Indemnification

          7.1          Indemnification by the Sellers.  The Sellers hereby agree that the Sellers shall jointly and severally indemnify Purchaser against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same (“Damages”), arising out of any (a) breach by the Company or either of the Sellers of this Agreement, (b) any breach by the Company or either of the Sellers of any representation or warranty made by the Company or the Sellers in this Agreement, as if such representation or warranty were made on and as of the Closing Date, (c) any claim asserted by a third party that, assuming the truth thereof, would constitute a breach by the Company or either of the Sellers of this Agreement, or (d) any taxes in excess of the applicable provision for accrued but unpaid taxes owed by the Company for any period prior to the Closing.  Additionally, the Sellers hereby agree that the Sellers shall severally, and not jointly, indemnify Purchaser against all Damages arising out of any breach by such respective Seller of any of the terms and conditions of the Non Solicitation and Non Compete Agreement, referred to in Section 8.2 of this Agreement.

          7.2          Indemnity by Purchaser.  The Purchaser agrees to indemnify the Sellers against all Damages arising out of any (a) breach by the Purchaser of this Agreement, (b) any breach by Purchaser of any representation or warranty made by Purchaser in this Agreement as if such representation or warranty was made on and as of the Closing Date, or (c) any claim asserted by a third party that, assuming the truth thereof, would constitute a breach by Purchaser of this Agreement.

          7.3          Limitations on Amount.  The aggregate amount of Damages that the Sellers shall collectively be obligated to pay to Purchaser under the terms of this Article 7 shall be capped at the Purchase Price (the “Cap Amount”); provided however, that such Cap Amount shall not apply to any Damages arising from any breach by any Seller of any of the representations and warranties set forth in Section 2.6 or Section 2.15, for which each Seller shall jointly and severally be liable for all Damages incurred in connection with such breach.

          Notwithstanding anything in this Agreement to the contrary, in determining the amount of Damages that Purchaser may have suffered as a result of any breach of any of the representations and warranties of Sellers set forth in this Agreement, the words “material,” “in all material respects,” “knowledge,” “material adverse effect,” or other similar words of limitation in such representations and warranties shall be disregarded for the purpose of calculating Damages.  The sole and exclusive remedy for any Damages suffered by Purchaser hereunder shall be pursuant to this Article 7, and neither Purchaser shall pursue any other remedy for Damages.  The parties specifically disclaim any right or entitlement to recover for any Damages resulting from lost profits or punitive damages.

          7.4          Procedure.  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Agreement, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing.  In case any such proceeding shall be brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense.  Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of the counsel retained by the indemnified party in the event (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impeded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

          7.5          Offset.  Purchaser shall have the right to offset any amounts for which it is entitled to indemnification hereunder from (i) Junker against the Junker Promissory Note, (ii) Hankins against the Hankins Promissory Note and (iii) from each of the Sellers against the Holdback Amount.  However, before any such offset may occur, Purchaser shall (i) provide Junker or Hankins (as the case may be) with 30 days’ prior written notice of such proposed offset, which notice shall describe the matter underlying the proposed offset in reasonable detail, and (ii) during such 30-day period, allow Junker or Hankins (as the case may be) a reasonable opportunity to cure the underlying matter so that Purchaser shall not have suffered Damage with respect to such matter.  It is hereby acknowledged and agreed to by the Sellers that the right of offset provided by this Section 7.5 shall not, in any way, limit Purchaser’s remedies otherwise provided by this Article 7.

ARTICLE 8
Other Agreements

          8.1          Public Announcements.  Except as required by applicable law or stock exchange rules, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, at such time and in such manner as the Sellers and Purchaser mutually determine.  Unless consented to by the Sellers in advance or unless such disclosure is otherwise required by the rules and regulations of the SEC, prior to the Closing, Purchaser shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement except to its lenders and advisors, who shall be informed of the confidentiality requirements imposed hereby.

          8.2          Non-Competition.  In order to induce Purchaser to enter into this Agreement and to pay the Purchase Price provided herein, effective as of the Closing Date, Junker and Hankins each hereby agree to enter into the Non Solicitation and Non Compete Agreement.  Any breach by either Junker or Hankins of the Non Solicitation and Non Compete Agreement will be deemed to be a breach of this Agreement by Junker and Hankins and will constitute “Damages” (as defined in Section 7.1), only with respect to such breaching party.

ARTICLE 9
Miscellaneous

          9.1          Waivers and Amendments.  This Agreement or any provision hereof may be amended, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

          9.2          Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Texas without regard to conflicts of laws principles, and exclusive venue of any dispute arising hereunder shall lie in the courts of competent jurisdiction located in Dallas County, Texas.

          9.3          Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and they supersede, merge and render void every other prior written and/or oral understanding or agreement among or between the parties hereto.  No party hereto has relied on any verbal statement of any other party or their agents, employees, or representatives, and each covenants and agrees that this Agreement and any other written agreements or statements form the sole and exclusive basis for the agreements and transactions contained herein and contemplated hereby.

          9.4          Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, mailed by first class mail, postage prepaid, or delivered by courier or overnight delivery, to the address on the signature page herein or such other address as furnished in writing, and shall be effective two (2) business days after such mailing or delivery.

          9.5           Severability.  In case any provision of this Agreement shall be found by a court of law to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

          9.6           Survival.

          (a)            All covenants, agreements, representations and warranties of Sellers made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished in connection therewith and herewith shall survive the Closing and the delivery of the Stock, and shall bind Sellers’ successors, executors and assigns, and all such covenants, agreements, representations and warranties shall inure to the benefit of the Purchaser’s successors and assigns.  Notwithstanding the above, Sellers’ representations and warranties made herein shall survive the Closing Date only for a period of eighteen (18) months after the Closing Date, after which time they shall expire and be of no force or effect.  Therefore, any claim for indemnification made by Purchaser based on any breach of the representations and warranties of Sellers made herein must be made prior to the expiration of such eighteen-month period.  Notwithstanding the foregoing, the representations and warranties set forth in Section 2.15, shall survive the Closing Date for a maximum period of three (3) years after the Closing Date, after which time they shall expire and be of no force or effect. Therefore, any claim for indemnification made by Purchaser based on any breach of the representations and warranties of Sellers made in Section 2.15 must be made prior to the expiration of such three (3) year period.  Notwithstanding the foregoing, the representations and warranties set forth in Section 2.5, and Section 2.6, shall survive indefinitely, and a claim for indemnification based upon a breach of such representations and warranties may be made at any time, subject, however, to all applicable statutes of limitation.

          (b)          All covenants, agreements, representations and warranties of the Purchaser made herein and in the certificates, lists, exhibits, schedules, or other written information delivered or furnished in connection therewith and herewith shall survive the Closing and the delivery of the Stock, and shall bind each of the Purchaser’s successors and assigns, and all such covenants, agreements, representations and warranties shall inure to the benefit of the Sellers’ successors and assigns.  Notwithstanding the above, Purchaser’s representations and warranties made herein shall survive the Closing Date only for a period of eighteen (18) months after the Closing Date, after which time they shall expire and be of no force or effect.  Therefore, any claim for indemnification made by Sellers based on any breach of the representations and warranties of Purchaser made herein must be made prior to the expiration of such eighteen-month period.

          9.7          Expenses.  The Sellers shall bear their own expenses and legal fees and the Company’s expenses and legal fees in connection with the transaction contemplated by this Agreement.  Purchaser shall bear its own expenses and legal fees in connection with the transactions contemplated by this Agreement.

          9.8          Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          9.9          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement and all other Transaction Documents may be executed by facsimile or other electronic signatures, which such signatures are hereby deemed to constitute valid, legally binding, signatures to such documents.

          9.10.       Assignment.  No party hereto may assign this Agreement or the obligations evidenced hereby, including the Notes, the Non Solicitation and Non Compete Agreement, the Stock Buyback Agreement, the Junker Technology Assignment Agreement or the Hankins Technology Assignment Agreement, without the written consent of the other parties hereto.

[The remainder of this page is intentionally left blank.
The signature page follows.]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:

AVATAR SYSTEMS, INC., a Texas corporation

2801 Network Drive
Suite 210
Frisco, Texas 75034

By:

Charles Shreve,
Chief Executive Officer and President

THE COMPANY:

QUESTA SOFTWARE SYSTES, INC.,
A Texas corporation

10 Desta Drive
Suite 250W
Midland, Texas 79705

By:

Name:

Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SELLERS:

JEAN JUNKER

Jean Junker

ANN HANKINS

Ann Hankins

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

LIST OF SCHEDULES

Schedule 1.2(b)	Form of Notes
Schedule 2.5	List of the Company Stock and Shareholders
Schedule 2.8	Financial Statements
Schedule 2.17	Real Property
Schedule 2.20	Bank Accounts
Schedule 4.3(d)	Form of Legal Opinion
Schedule 4.3(f)	Form of Non Solicitation and Non Competition Agreement
Schedule 4.11	Financial Condition and Indebtedness
Schedule 5.3(g)	Form of Stock Buyback Agreement
Schedule 6.6	Closing Payment Liabilities

SCHEDULE 1.2(b)

FORM OF NOTES

SCHEDULE 2.5

LIST OF THE COMPANY STOCK AND SHAREHOLDERS

SCHEDULE 2.8

FINANCIAL STATEMENTS

SCHEDULE 2.17

REAL PROPERTY

SCHEDULE 2.20

BANK ACCOUNTS

SCHEDULE 4.3(d)

FORM OF LEGAL OPINION

SCHEDULE 4.3(f)

FORM OF NON SOLICITATION AND NON COMPETITION AGREEMENT

SCHEDULE 4.11

FINANCIAL CONDITION AND INDEBTEDNESS

SCHEDULE 5.3(g)

FORM OF STOCK BUYBACK AGREEMENT

SCHEDULE 6.6

CLOSING PAYMENT LIABILITIES